Exhibit 2.3

EXECUTION COPY

SECURITIES PURCHASE

AND CONTRIBUTION AGREEMENT

THIS SECURITIES PURCHASE AND CONTRIBUTION AGREEMENT (as from time to time amended, supplemented or modified, this “Agreement”), dated as of April 3, 2012, is entered into by and among (i) Paycom Payroll Holdings, LLC, a Delaware limited liability company (“Holdings”), (ii) WCAS Capital Partners IV, L.P., a Delaware limited partnership (“WCAS CP IV”), and (iii) WCAS CP IV Blocker, Inc., a Delaware corporation (the “Unit Purchaser”). Capitalized terms used and not defined elsewhere in this Agreement have the meanings provided for them in Article I hereof.

RECITALS

A. In order to provide liquidity for working capital requirements and other general corporate purposes (including the funding of a distribution to the equity holders of Holdings) of Holdings and its Subsidiaries, the Unit Purchaser has agreed to make, at the Closing, a cash capital contribution to Holdings in exchange for Series A preferred membership units of Holdings (the “Preferred Units”), and to become a member of Holdings and a signatory to the LLC Agreement, all on the terms and conditions set forth in this Agreement.

B. In order to provide liquidity for working capital requirements and other general corporate purposes (including the funding of a distribution to the equity holders of Holdings) of Holdings and its Subsidiaries, the Note Purchaser has agreed to purchase from Holdings, as of the date hereof, 10% senior notes due 2022 of Holdings (the “Notes”) in the aggregate principal amount of $18,807,106.60, in the form of Exhibit A hereto (together with the Preferred Units, the “Securities”), all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.01. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning provided in the preamble hereto.

“AHYDO” has the meaning provided in Section 3.01(c).

“AHYDO Catch-up Payment” has the meaning provided in Section 3.01(c).

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Change of Control” means any of the following: (i) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that the holders of the Units (as such term is defined in the LLC Agreement) immediately prior to such transaction(s), do not, after giving effect to such transaction(s), own, directly or indirectly through one or more intermediaries, at least 50% of the Units, or (ii) a sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of Holdings’ assets determined on a consolidated basis.

“Closing” has the meaning provided in Section 2.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor federal statute, and the regulations promulgated thereunder, in each case, as the same may be amended from time to time.

“Contingent Obligations” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any swap agreements or other interest or currency exchange hedge agreements; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Event of Default” has the meaning provided in Section 10.01.

“Financial Officer” means, with respect to any specified Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, in each case in his or her capacity as such.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over Holdings or any of its Subsidiaries or any of the property or other assets of Holdings or any of its Subsidiaries.

“Holder” means any holder of a Note, and its successors and assigns.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including earnouts (other than trade payables, accounts payable and accrued operating expenses, in each case, incurred or entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Equity Securities (or any Equity Securities of a direct or indirect parent entity thereof) prior to the date that is 180 days after the final scheduled installment payment date for the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Equity Securities plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Interest Payment Date” has the meaning provided in Section 3.01(a).

“IPO Prepayment Notice” has the meaning provided in Section 3.04(b).

“IPO Repurchase Notice” has the meaning provided in Section 3.04(b).

“Liquidation Event” means (a) a liquidation, dissolution or winding up of Holdings or (b) a Change of Control.

“LLC Agreement” means the Limited Liability Company Agreement of Holdings, dated as of the date hereof, as amended, restated, or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, (b) the ability of Holdings to perform any obligation under the LLC Agreement or any of the Note Documents or (c) the rights of or benefits available to the Unit Purchaser or the Note Purchaser (or any Holder of Notes) under the LLC Agreement or any of the Note Documents.

“Maturity Date”: means April 3, 2022.

“Note Document” means this Agreement, the Notes and any other document, certificate, instrument or agreement delivered in connection with this Agreement or the Notes.

“Note Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under, or with respect to, this Agreement or the Notes.

“Note Purchaser” has the meaning provided in Section 2.02.

“Notes” has the meaning provided in the recitals hereto and shall include any Note from time to time issued under this Agreement.

“Opco” means Paycom Payroll, LLC, a Delaware limited liability company.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, organization or formation and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended, modified or supplemented from time to time.

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“PIK Interest” has the meaning provided in Section 3.01(b).

“Preferred Units” shall have the meaning assigned to such term in the recitals hereto.

“Public Offering” means a public offering of common stock of any corporate entity into which Holdings is hereafter converted or other successor to Holdings or any shares of common stock of a Subsidiary of Holdings pursuant to an effective registration statement (other than on a Form S-4 or other similar form) under the Securities Act.

“Register” has the meaning provided in Section 9.05.

“Regulation D” has the meaning provided in Section 4.03.

“Required Holders” means Holders holding a majority in aggregate principal amount of the Notes at the time outstanding.

“Requirements of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Securities” has the meaning provided in the recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, in each case, as the same may be amended from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof. For purposes of determining whether an Event of Default has occurred, if any group of Subsidiaries as to which a particular event has occurred and is continuing at any time would be, when taken as a whole, a “Significant Subsidiary” then such event shall be deemed to have occurred with respect to a Significant Subsidiary.

“Subsidiary” means, with respect to Holdings or any other Person, any Person of which Holdings (or such other Person) owns securities having a majority of the voting power in electing the board of directors (or similar governing body) directly or through one or more Subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity), including any Person of which Holdings (or such other Person) or any Subsidiary serves as general partner or managing member.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, accumulated earnings, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including under the Federal Insurance Contributions Act), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Unit Purchaser” has the meaning provided in the preamble hereto.

“WCAS CP IV” has the meaning provided in the preamble hereto.

SECTION 1.02. Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with GAAP, consistently applied, unless such principles are inconsistent with the express requirements of this Agreement.

SECTION 1.03. Other Definitional Provisions; Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Unless the context otherwise requires: (i) “or” is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, (iii) the words “hereof, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (v) the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified and (vi) whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived in accordance with this Agreement. References in this Agreement to any Persons shall include such Persons’ successors and permitted assigns. Other terms contained in this Agreement (which are not otherwise specifically defined herein) shall have meanings provided in Article 9 of the New York Uniform Commercial Code as in effect on the date hereof to the extent the same are used or defined therein.

ARTICLE II

CONTRIBUTION; ISSUANCE AND SALE OF THE NOTES

SECTION 2.01. Contributions in Exchange for Preferred Units. Upon the terms and subject to the conditions of this Agreement, on the date hereof, at the Closing, the Unit Purchaser shall contribute to Holdings an amount in cash equal to $2,409,122.44 by means of wire transfer of immediately available funds to the account set forth on Schedule I hereto in exchange for 6,839.0057 Preferred Units. In connection with such transactions, Holdings and the Unit Purchaser shall execute and deliver the LLC Agreement, and the Unit Purchaser shall be admitted as a member of Holdings.

SECTION 2.02. Issuance, Sale and Delivery of the Notes. Upon the terms and subject to the conditions of this Agreement, on the date hereof, at the Closing, Holdings shall issue, sell and deliver to WCAS CP IV (the “Note Purchaser”) notes in the principal amount of $18,807,106.60 for a purchase price equal to $16,397,984.16. The Note Purchaser shall pay the purchase price for the Note being issued to the Note Purchaser by wire transfer of immediately available funds to the account set forth on Schedule I hereto.

SECTION 2.03. The Closing. The purchase and sale of the Securities (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 on the date hereof, subject to the satisfaction or waiver of the conditions set forth in Article VI. The failure to consummate the purchase and sale of the Securities provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

SECTION 2.04. Value of Securities. The parties hereto acknowledge and agree that the value of the Note is equal to the purchase price therefor set forth in Section 2.02 above and that the value of the Preferred Units will be equal to the cash capital contributions made in respect thereof set forth in Section 2.01 above (with each Preferred Unit being valued at $352.26 per Unit) and, in each case, will be reported as such by each such party for federal, state and local Tax purposes.

ARTICLE III

REPAYMENT OF THE NOTES

SECTION 3.01. Interest.

(a) Subject to Section 3.01(b), Holdings covenants and agrees to make cash payments of accrued interest on the principal amount of the Notes, at the rate of 10.0% per annum and payable semiannually in arrears, on December 31 and June 30 of each year, commencing on June 30, 2012 (each such payment date being referred to as an “Interest Payment Date”). Holdings shall pay interest on overdue principal at the rate of 13.0% per annum (and shall pay interest on overdue installments of interest at the rate of 13.0% per annum to the extent lawful). Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue from and after the date of issuance of the Notes. The parties agree that they will treat the Notes as indebtedness for U.S. federal income tax purposes, except upon a final determination by the applicable taxing authority.

(b) Notwithstanding anything to the contrary contained in Section 3.01(a), Holdings, upon not less than five Business Days’ notice to the Holders, may defer all or a portion of the accrued interest on the Notes that is due and payable on any Interest Payment Date, provided that such amount of accrued interest shall be multiplied by 1.3 (such product being referred to as the “PIK Interest”) and the PIK Interest shall be added to the principal amount of the Notes on such Interest Payment Date (with the result that such interest shall have accrued at an effective rate of 13.0% instead of 10.0% through such Interest Payment Date). For the avoidance of doubt, any interest that remains unpaid past the thirty day period provided in Section 10.01(b), shall be capitalized as PIK Interest in accordance with this Section 3.01(b).

(c) On the first Interest Payment Date following the fifth anniversary of the “issue date” as defined in Treasury Regulation Section 1.1273-2(a)(2) of the Notes, and on each Interest Payment Date thereafter Holdings shall prepay a portion of each then outstanding Note in an amount equal to the AHYDO Catch-Up Payment for such Interest Payment Date with respect to such Note. The “AHYDO Catch-Up Payment” for a particular Interest Payment Date with respect to each Note means the minimum payment on such Note sufficient to ensure that as of the close of such Interest Payment Date, the aggregate amount which would be includible in gross income with respect to such Note before the close of such Interest Payment Date (as described in Section 163(i)(2)(A) of the Code) does not exceed the sum (described in Section 163(i)(2)(B) of the Code) of (i) the aggregate amount of interest to be paid on such Note (including for this purpose any AHYDO Catch-Up Payments) before the close of such Interest Payment Date plus (ii) the product of the issue price of such Note as defined in Section 1273(b) of the Code and its yield to maturity (within the meaning of Section 163(i)(2)(B) of the Code), with the result that such Note is not treated as having “significant original issue discount” within the meaning of Section 163(i)(1)(C) of the Code; provided, however, for avoidance of doubt, that if the yield to maturity of such Note is less than the amount described in Section 163(i)(1)(B) of the Code, the AHYDO Catch-Up Payment shall be zero for each Interest Payment Date with respect to such Note. This Section 3.01(c) shall be interpreted consistently with the intent that no Note (or any portion thereof) shall be an “applicable high yield discount obligation” (an “AHYDO”) within the meaning of Section 163(i)(1) of the Code. The computations and determinations required in connection with any AHYDO Catch-Up Payment shall be made by Holdings in its good faith reasonable discretion and shall be binding upon the Note Purchaser absent manifest error

SECTION 3.02. Repayment. Holdings covenants and agrees to repay the unpaid principal balance of the Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder and then outstanding, on the Maturity Date.

SECTION 3.03. Optional Prepayment. Holdings may prepay any or all amounts outstanding under the Notes, upon five Business Days prior written notice to the Holders, without premium or penalty.

SECTION 3.04. Mandatory Prepayment Upon a Public Offering.

(a) Upon the consummation of any Public Offering, the Holders shall have the right to require Holdings to prepay the Notes, in whole or in part, without penalty or premium, up to an aggregate amount equal to the net proceeds of such public offering. Such prepayment of the Notes shall be made in accordance with Section 3.04(b) below.

(b) No more than 10 days following the Public Offering, Holdings shall deliver to the Holders a written notice of such offer to prepay the Notes (an “IPO Prepayment Notice”). The Holders shall have 10 Business Days from the date of delivery of the IPO Prepayment Notice to exercise their right to require Holdings to prepay all or a specified amount of the Notes pursuant to Section 3.04(a) at a purchase price equal to the principal amount of such Notes plus all outstanding and accrued interest thereon by delivering a notice to Holdings to that effect (the “IPO Repurchase Notice”). Any purchase of Notes pursuant to this Section 3.04 shall be effected within two Business Days after the expiration of such 10 Business Day period.

SECTION 3.05. Mandatory Prepayment Upon a Liquidation Event. If a Liquidation Event occurs, Holdings shall prepay in full in cash the outstanding principal amount of the Notes, without penalty or premium, plus any accrued but unpaid interest thereon.

SECTION 3.06. Notice of Prepayment and Other Notices. Holdings shall give written notice of any prepayment of any of the Notes or any portion thereof pursuant to Section 3.05 not less than five Business Days prior to the date fixed for such prepayment. Holdings shall give such notice of prepayment and all other notices to be given to the Holders at the address designated for such Holders on the Register on the date of mailing such notice of prepayment or other notice. Upon notice of any such prepayment being given as aforesaid, Holdings shall be irrevocably obligated to prepay, on the date therein fixed for prepayment, the Notes or the portion thereof, as the case may be, so called for prepayment, at the principal amount thereof so called for prepayment, together with interest accrued thereon to the date fixed for such prepayment. A prepayment of less than all of the outstanding principal amount of the Notes shall not relieve Holdings of its obligation to make scheduled payments of interest in respect of the principal remaining outstanding on any Interest Payment Date.

SECTION 3.07. Surrender of Notes; Notation Thereon. Upon any prepayment of a portion of the principal amount of the Notes, the Holder, at its option, may require Holdings to execute and deliver at the expense of Holdings (except for Taxes or other governmental charges imposed in connection therewith), upon surrender of the Notes, new Notes registered in the name of the Holder or such other Persons as may be designated by the Holder for the principal amount of the Notes then remaining unpaid, dated as of the most recent date to which interest has been paid on the principal amount of the Notes then remaining unpaid (or the date hereof if prior to the first Interest Payment Date), or may present the Notes to Holdings for notation of the payment of the portion of the principal amount of the Notes so prepaid.

SECTION 3.08. Maximum Lawful Rate. This Agreement and the Notes are hereby limited by this Section 3.08. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to the Holder exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to the Holder in excess of the maximum amount permissible under such applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, the Holder shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by the Holder, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to Holdings.

SECTION 3.09. Certain Waivers. Holdings unconditionally waives (a) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (b) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that Holdings may have or claim against the Holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

In order to induce the Unit Purchaser and the Note Purchaser to enter into this Agreement and purchase the Securities, Holdings hereby represents and warrants for itself and its Subsidiaries to the Unit Purchaser and the Note Purchaser that:

SECTION 4.01. Existence and Power. Each of Holdings and its Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Each of Holdings and its Subsidiaries has the limited liability company, power and authority necessary to (i) own its properties and assets, (ii) carry on its business as now being conducted and as proposed to be conducted immediately after the Closing and (iii) with respect to Holdings, execute and deliver this Agreement and each of the other agreements, instruments and certificates being executed and delivered in connection with this Agreement and each of the other Note Documents to which it is a party, and to perform its obligations hereunder and thereunder, including the issuance, sale and delivery of any and all Securities to be issued and sold by it hereunder.

SECTION 4.02. Authorization; Validity. The execution and delivery by Holdings of this Agreement and each of the other Note Documents to which it is a party and the consummation of the transactions contemplated hereby (including the issuance, sale and delivery of any and all Securities to be sold by it hereunder) and thereby have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Holdings. This Agreement has been duly executed and delivered by Holdings and each of the other Note Documents to which Holdings is a party will be duly executed and delivered by Holdings at the Closing. This Agreement constitutes, and each of the other Note Documents to which Holdings is a party, when executed and delivered by Holdings at the Closing, will constitute, a valid and binding agreement of Holdings, enforceable against Holdings in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy and by federal or state securities laws.

SECTION 4.03. Authorization of Governmental Authorities. Assuming the accuracy of the Unit Purchaser’s representations and warranties set forth in Article V hereof, no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to Holdings or any of its Subsidiaries in connection with the execution, delivery and performance by Holdings or any of its Subsidiaries of this Agreement or any of the other Note Documents to which Holdings or any of its Subsidiaries is a party except (i) for such filings as may be required under Regulation D promulgated under the Securities Act (“Regulation D”), or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.04. Noncontravention. The execution, delivery and performance by Holdings or any of its Subsidiaries of this Agreement and each of the other Note Documents to which any Holdings or any of its Subsidiaries is a party, do not and will not (i) violate the Organizational Documents of Holdings or any of its Subsidiaries, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Holdings or any of its Subsidiaries, (iii) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Holdings or any of its Subsidiaries is a party or (iv) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holdings or any of its Subsidiaries or to a loss of any benefit to which Holdings or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Holdings or any of its Subsidiaries or any of its assets or properties.

SECTION 4.05. Capitalization. Immediately following and after giving effect to the Closing, the equity capitalization of Holdings shall be as set forth on the schedules to the LLC Agreement and there will be no outstanding (i) securities of Holdings that are convertible into or exercisable or exchangeable for membership interests of Holdings or (ii) options or other rights to acquire from Holdings any of its membership interests. Schedule II hereto sets forth all of its Subsidiaries of Holdings.

SECTION 4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries before any court or arbitrator or any other governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the other Note Documents.

SECTION 4.07. No Brokers. Neither Holdings nor any of its Subsidiaries has or will have any liability of any kind to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 4.08. Valid Issuance of Preferred Units. At Closing, the Preferred Units will have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued, fully paid and will be free and clear of all claims, liens and encumbrances (except those created under the LLC Agreement).

SECTION 4.09. Offer of Shares. Neither Holdings nor any person authorized to act on behalf of Holdings has taken or will take any action that would subject the transactions contemplated by this Agreement to the registration requirements of the Securities Act and, subject to the accuracy of the Unit Purchaser’s representations in Article V of this Agreement, the offer and sale of the Securities as contemplated hereunder constitute transactions exempt from the registration and qualification requirements of the Securities Act and all applicable state securities laws.

SECTION 4.10. Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” (as the quoted term is defined or used in the Investment Company Act of 1940, as amended) that is required to be registered under such Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Unit Purchaser represents and warrants to Holdings that:

SECTION 5.01. Existence. The Unit Purchaser (if not a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

SECTION 5.02. Authorization; Power; Validity. The execution and delivery by the Unit Purchaser (if not a natural person) of this Agreement and each of the other Note Documents to which the Unit Purchaser is a party and the consummation of the transactions contemplated hereby and thereby are within the Unit Purchaser’s powers and have been duly authorized by all necessary action on the part of the Unit Purchaser. This Agreement has been duly executed and delivered by the Unit Purchaser and each of the other Note Documents to which the Unit Purchaser is a party and the LLC Agreement will be duly executed and delivered by the Unit Purchaser at Closing. This Agreement constitutes, and each of the other Note Documents to which the Unit Purchaser is a party, when executed and delivered by the Unit Purchaser at Closing will constitute, a valid and binding agreement of the Unit Purchaser, enforceable against the Unit Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy and by federal or state securities laws.

SECTION 5.03. Governmental Authorization. Assuming the accuracy of the representations and warranties of Holdings and its Subsidiaries set forth in Article IV above, no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to the Unit Purchaser in connection with the execution, delivery and performance by the Unit Purchaser of this Agreement or any of the other Note Documents to which the Unit Purchaser is a party except (i) for such filings and notices of sale, if any, as may be required under Regulation D or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material adverse effect on the ability of the Unit Purchaser to perform the Unit Purchaser’s obligations hereunder or thereunder.

SECTION 5.04. Noncontravention. The execution, delivery and performance by the Unit Purchaser of this Agreement, the LLC Agreement and each of the other Note Documents to which the Unit Purchaser is a party do not and will not (i) violate, if the Unit Purchaser is not a natural person, the Organizational Documents of the Unit Purchaser, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Unit Purchaser, (iii) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which the Unit Purchaser is a party, (iv) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Unit Purchaser under any provision of any agreement or other instrument binding upon the Unit Purchaser or any of its assets or properties or (v) result in the creation or imposition of any material lien, claim, charge, pledge, security interest or other encumbrance on or with respect to any Securities acquired hereunder

SECTION 5.05. Purchase for Investment. The Unit Purchaser is purchasing the Securities for investment for the Unit Purchaser’s own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.

SECTION 5.06. Private Placement.

(a) The Unit Purchaser’s financial situation is such that the Unit Purchaser can afford to bear the economic risk of holding the Securities for an indefinite period of time, and the Unit Purchaser can afford to suffer the complete loss of the Unit Purchaser’s investment in the Securities.

(b) The Unit Purchaser’s knowledge and experience in financial and business matters are such that the Unit Purchaser is capable of evaluating the merits and risks of the Unit Purchaser’s investment in the Securities or the Unit Purchaser has been advised by a representative possessing such knowledge and experience.

(c) The Unit Purchaser understands that the Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Securities and that following the date hereof there will be no public market for the Securities and that, accordingly, it may not be possible for the Unit Purchaser to sell or pledge the Securities, or any interest in the Securities, in case of emergency or otherwise.

(d) The Unit Purchaser and the Unit Purchaser’s representatives, including, to the extent the Unit Purchaser deems appropriate, the Unit Purchaser’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the Unit Purchaser’s investment in the Securities, and the Unit Purchaser understands and is aware of the risks related to such investment.

(e) The Unit Purchaser and the Unit Purchaser’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Holdings and its representatives concerning Holdings or its Subsidiaries, the Acquisition, the terms and conditions of the Unit Purchaser’s acquisition of the Securities and related matters and to obtain all additional information which the Unit Purchaser or the Unit Purchaser’s representatives deem necessary.

(f) The Unit Purchaser is an “accredited investor” as such term is defined in Regulation D.

(g) The Unit Purchaser does not have any plan or intention to sell, exchange, transfer or otherwise dispose of (including by way of gift) any of its Securities immediately after the purchase of the Securities.

SECTION 5.07. Absence of Related Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Unit Purchaser, threatened against or affecting the Unit Purchaser before any court or arbitrator or any other governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the other Note Documents.

ARTICLE VI

CONDITIONS

SECTION 6.01. Conditions to the Obligations of the Unit Purchaser and the Note Purchaser. The obligation of each of the Unit Purchaser and the Note Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by WCAS CP IV) of the following conditions:

(a) The representations and warranties of Holdings contained in this Agreement and in any of the other Note Documents shall be true and correct in all material respects when made and as of the date hereof, as if made on such date.

(b) Each of the Note Documents shall have been executed and delivered by the other parties thereto.

SECTION 6.02. Conditions to the Obligations of Holdings. The obligations of Holdings to consummate the transactions contemplated hereby is further subject to the satisfaction (or waiver by Holdings) of the following conditions:

(a) The representations and warranties of the Unit Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the date hereof, as if made on such date.

(b) Each of the Note Documents shall have been executed and delivered by the other parties thereto.

(c) Unit Purchaser shall have executed and delivered a counterpart signature page to the LLC Agreement.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the principal of and interest on the Notes and all fees, expenses and other amounts payable under this Agreement and Notes shall have been paid in full, Holdings covenants and agrees for the benefit of the Holders (but not the Unit Purchaser) that:

SECTION 7.01. Financial Statements and Other Information. Holdings will furnish to the Holders:

(a) a certificate of a Financial Officer certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b) promptly after obtaining knowledge thereof, written notice of the occurrence of any Default (accompanied by a statement of a Financial Officer or other executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto); and

(c) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings and its Subsidiaries as the Holders may reasonably request;

provided, that the obligations of Holdings to provide the information required to be provided to any Holder under this Section 7.01 shall be subject to such Holder executing a customary confidentiality agreement in form and substance reasonably satisfactory to Holdings.

SECTION 7.02. Existence; Conduct of Business. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, maintain, protect, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so is not reasonably likely to result in a Material Adverse Effect; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.01.

SECTION 7.03. Payment of Taxes. Holdings will, and will cause each of its Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any lien securing such obligation and (d) the failure to make payment pending such contest is not reasonably likely to result in a Material Adverse Effect.

SECTION 7.04. Maintenance of Properties. Holdings will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 7.05. Insurance. Holdings will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance), insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Holdings will furnish to the Holders, upon request of the Required Holders or any representative designated by the Required Holders, information in reasonable detail as to the insurance so maintained.

SECTION 7.06. Books and Records; Inspection and Audit Rights. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit any representatives designated by the Required Holders, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants (provided that Holdings shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested.

SECTION 7.07. Compliance with Laws. Holdings will cause each of its Subsidiaries to comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

ARTICLE VIII

NEGATIVE COVENANTS

Until the principal of and interest on the Notes and all fees, expenses and other amounts payable under this Agreement and the Notes shall have been paid in full, Holdings covenants and agrees for the benefit of the Holders (but not the Unit Purchaser) that:

SECTION 8.01. Fundamental Changes. Holdings will not permit Opco to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, without the consent of the Required Holders except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge with or into Holdings in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not Holdings, such Person expressly assumes, in writing, all the obligations of Holdings under this Agreement and the Notes.

SECTION 8.02. Amendment of Material Documents. Holdings will not, and will not permit Opco to, amend, modify or waive any of its rights under its Organizational Documents to the extent such amendment, modification or waiver would be materially adverse to the Holders in their capacities as holders of Notes.

ARTICLE IX

TRANSFER OF NOTES

SECTION 9.01. Restricted Securities. The Note Purchaser acknowledges that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that Holdings is not required to register the Notes.

SECTION 9.02. Legends. Holdings may place an appropriate legend on the Notes owned by the Note Purchaser concerning the restrictions set forth in this Article IX.

SECTION 9.03. Transfer of Notes. Subject to Section 9.02 hereof and any restrictions under applicable law, a Holder may exchange such Note for Notes of different denominations, by surrendering such Note to Holdings together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note. Subject to Section 9.02 hereof and any restrictions under applicable law, with the prior written consent of WCAS CP IV, a Holder may transfer such Note to a new Holder, by surrendering such Note to Holdings duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Holder, together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new Holder and each address therefor. In each case, Holdings shall simultaneously deliver to such Holder or its designee such new Notes and shall mark the surrendered Notes as canceled. In lieu of the foregoing procedures, a Holder may, with the prior written consent of WCAS CP IV, assign a Note (in whole but not in part) to a new Holder by sending written notice to Holdings of such assignment specifying the new Holder’s name and address; in such case, Holdings shall promptly acknowledge such assignment in writing to both the old and new Holder. Holdings shall not be required to recognize any subsequent Holder of a Note unless and until Holdings has received reasonable assurance that all applicable transfer taxes have been paid.

SECTION 9.04. Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to Holdings of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Holdings shall, upon the written request of the Holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to Holdings; and if such replaced Notes have been destroyed, lost or stolen, such Holder shall furnish Holdings with an indemnity in writing to save it harmless in respect of such replaced Notes.

SECTION 9.05. Register. Holdings shall establish and maintain a separate register (the “Register”) setting forth the name and address of each Holder, the dates and amount of any payment of principal and interest on the Notes and the unpaid principal and interest amounts owed to each Holder. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Holder for all purposes of this Agreement, notwithstanding notice to the contrary. Holdings shall promptly record any assignment permitted or consented to pursuant to Section 9.03 above in the Register, and no assignment shall be effective unless and until reflected in the Register. This provision shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of the Code and the United States Treasury Regulations promulgated thereunder.

SECTION 9.06. No Other Representations Affected. Nothing contained in this Article IX shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to the Note Purchaser.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01. Events of Default. If any one or more of the following events (each, an “Event of Default”) occurs and is continuing:

(a) default in the payment of the principal of the Notes when and as the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, or

(b) default in the payment of any interest or any other amount due under this Agreement or the Notes, when and as the same becomes due and payable, and such default continues for a period of thirty (30) days; or

(c) default in the due observance or performance covenant, condition or agreement with respect to Holdings or Opco contained in Article VIII; or

(d) default in the due observance or performance by Holdings of any covenant, condition or agreement contained in this Agreement or the Notes (other than those specified in 10.01(a), 10.01(b) or 10.01(c) above) and such Default continues unremedied for a period of 30 days after written notice thereof from the Required Holders to Holdings; or

(e) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Holdings or any of its Significant Subsidiaries in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Holdings or any of its Significant Subsidiaries for any substantial part of any of their respective properties, or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(f) the commencement by Holdings or any of its Significant Subsidiaries of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Holdings or any of its Significant Subsidiaries for any substantial part of their respective properties, or the making by any of them of any assignment for the benefit of creditors, or the failure of Holdings or any of its Significant Subsidiaries generally to pay its debts as such debts become due; or

(g) default occurs under the terms of any Indebtedness of Holdings or any of its Significant Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Significant Subsidiaries) in an aggregate principal amount exceeding $300,000 and such default (i) consists of the failure to pay principal at the final stated maturity of such Indebtedness or (ii) results in the acceleration of the maturity of such Indebtedness; or

(h) one or more judgments for the payment of money in an aggregate amount (in each case to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage in writing and has the ability to perform) in excess of $300,000 is rendered against Holdings or any of its Significant Subsidiaries, or any combination thereof and the same remains undischarged for a period of 30 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon assets or properties of Holdings or any of its Significant Subsidiaries to enforce any such judgment; or

(i) any Note Document shall cease, for any reason, to be in full force and effect;

then, the Required Holders may, at their option, by notice to Holdings, declare all the Notes to be forthwith due and payable, whereupon the principal of the Notes, together with accrued and unpaid interest thereon, shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Holdings; provided, that in any event described in Sections 10.01(e) or 10.01(f) with respect to Holdings, all the Notes, together with interest accrued thereon, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings.

At any time after any declaration of acceleration as to the Notes has been made as provided in this Section 10.01, the Required Holders may, by notice to Holdings, rescind such declaration and its consequences, if (a) Holdings has paid all overdue installments of interest on the Notes and all principal that has become due otherwise than by such declaration of acceleration and (b) all other Defaults and Events of Default under this Agreement and the Notes (other than nonpayments of principal and interest that have become due solely by reason of acceleration) have been remedied or cured or have been waived pursuant to this paragraph; provided, that no such rescission will extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

SECTION 10.02. Suits for Enforcement. If an Event of Default specified in Section 10.01(a) or 10.01(b) occurs and is continuing or the Notes become immediately due and payable in accordance with this Section, the Holders may proceed to protect and enforce their rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or may proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of the Holders. In case of any Default under this Agreement, Holdings will pay to the Holders such amounts as shall be sufficient to cover the costs and expenses of the Holders due to said Default, including, without limitation, collection costs and reasonable attorneys’ fees.

ARTICLE XI

RESERVED

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided below and pursuant to Section 9.03, no party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Notwithstanding the foregoing, after the Closing, a Unit Purchaser may assign its rights under this Agreement to any transferee of any Securities so long as, such transfer is made in compliance with the terms of this Agreement and, in connection with any transfer of Preferred Units, such transfer is made in compliance with the terms of the LLC Agreement.

SECTION 12.02. Amendments, Waivers and Consent. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of (1) so long as it holds any Notes, WCAS CP IV, (2) the Required Holders and (3) Holdings. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of

Default not expressly amended or waived or thereby impair any right consequent thereon. If (a) any amendment or waiver of any provision or term of this Agreement and/or the Notes (including without limitation any amendment or waiver that reduces the principal of, or rate of interest on, any Note or postpones the date fixed for any payment of principal and/or interest on any Note) is proposed to be entered into with respect to the Notes, (b) such amendment or waiver would apply on the same relative basis to all Notes and (c) WCAS CP IV consents in writing to and/or executes and delivers such amendment or waiver with respect to all of its Notes, each Holder of a Note (if any) other than WCAS CP IV (each an “Other Noteholder”) hereby agrees that it shall promptly (and in any event not later than two Business Days after written request to take such action is given to such Other Noteholder by WCAS CP IV and the Company) consent in writing to and/or execute and deliver such amendment or waiver with respect to all Notes held by such Other Noteholder. In furtherance of the foregoing, each Other Noteholder hereby constitutes and appoints WCAS CP IV, with full power of substitution, such Other Noteholder’s true and lawful proxy and attorney-in-fact to execute and deliver any written consent, amendment and/or waiver in the manner and under the circumstances provided in the immediately preceding sentence. Each such Other Noteholder hereby affirms that this proxy and power of attorney is given as an inducement to WCAS CP IV and the Company to enter into this Agreement and to permit such Other Noteholder to purchase Notes hereunder and, as such, is coupled with an interest and is irrevocable.

SECTION 12.03. No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that the Unit Purchaser or any Holders would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

SECTION 12.04. Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Securities under this Agreement will be borne and paid by Holdings, shall promptly reimburse the holders of the Securities for any such tax, fee or duty which any of them is required to pay under applicable law.

SECTION 12.05. Reimbursement of Expenses. Holdings shall pay or reimburse on demand WCAS CP IV and/or the Affiliates thereof, for all fees and expenses incurred or payable by the Unit Purchaser (and/or the Affiliates thereof) (including, without limitation, reasonable fees and expenses of counsel for the Unit Purchaser (and/or the Affiliates thereof)), from time to time (a) arising in connection with the negotiation, preparation and execution of this Agreement and/or any of the other Note Documents and related instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (c) arising in connection with the enforcement of this Agreement or any such Note Document or any collection of the Notes.

SECTION 12.06. Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

SECTION 12.07. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided) sent by facsimile (subject to confirmation of such facsimile transmission). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) three Business Days after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (EST) on any Business Day or on any day other than a Business Day or (iv) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to Holdings, to it:

c/o WCAS Capital Partners IV, L.P.

320 Park Avenue, Suite 2500

New York, New York 10022

Attention:     Brian Regan

Facsimile:     (212) 893-9583

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 1002

Attention:     Michael Movsovich

                     Ellen M. Snare

                     Ariel Yehezkel

Facsimile:    (212) 446-6460

and to:

Paycom Payroll Holdings, LLC

7501 W. Memorial Road

Oklahoma City, OK 73142

Attn:     Chief Executive Officer

Fax:      405-722-2015

If to the Unit Purchaser or the Note Purchaser, to the address set forth on their respective signature page hereto.

SECTION 12.08. Survival. All of the covenants, agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

SECTION 12.09. Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

SECTION 12.10. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any other Note Document or the transactions contemplated hereby or thereby may be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, New York, and each of the parties hereby consents to the jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, and each party agrees that, in addition to any method of service of process otherwise permitted bylaw, service of process on each party may be made by any method for giving such party notice as provided in Section 12.07, and shall be deemed effective service of process on such party.

SECTION 12.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 12.12. Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, which may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

SECTION 12.13. Entire Agreement. This Agreement (together with the other Note Documents) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

SECTION 12.14. Severability. If one or more provisions of this Agreement are finally held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase and Contribution Agreement as of the day and year first above written.

PAYCOM PAYROLL HOLDINGS, LLC

HOLDINGS:	By:	/s/ Chad Richison
Name: Chad Richison
Title: Chief Executive Officer and President

WCAS CP IV:	WCAS CAPITAL PARTNERS IV, L.P.

	By:	WCAS CP IV ASSOCIATES LLC Its General Partner

	By:	/s/ John D.Clark
Name:
Title:
Address:

UNIT PURCHASER:	WCAS CP IV BLOCKER, INC.

	By:	/s/ John D.Clark
Name: John D.Clark
Title: Vice President, Assistant Treasurer and Assistant Secretary
Address:

[Signature Page to Securities Purchase and Contribution Agreement]

SCHEDULE II

SUBSIDIARIES OF PAYCOM PAYROLL HOLDINGS, LLC

Subsidiary	Registered Owner	Jurisdiction of Formation	percentage of Equity Interest
Paycom Payroll, LLC	Paycom Payroll Holdings, LLC	DE	100%